Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-217018, 333-222047) and Form S-8 (Nos. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01, 333-185354-01, 333-222048) of Southwest Gas Holdings, Inc. of our report dated February 28, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2018 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 28, 2019